Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2013 Equity Incentive Plan of Tempur Sealy International, Inc. of our reports dated February 24, 2017, with respect to the consolidated financial statements and schedule of Tempur Sealy International, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of Tempur Sealy International, Inc. and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Louisville, Kentucky
May 10, 2017